EXHIBIT 99.1

duostech

Duos Technologies Group Appoints Charles Ferry as Chief Executive Officer

Experienced Energy and Defense Executive to Lead New Phase of Growth

Jacksonville, FL / Accesswire / August 28, 2020 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of intelligent security analytical technology solutions, today announced that it has appointed Charles “Chuck” Ferry as its new Chief Executive Officer, effective September 1st, 2020.

Ferry assumes the role from Company Founder and Chairman Gianni Arcaini, who will continue to serve in his capacity on the Board of Directors going forward. Ferry will primarily operate out of the Company’s Jacksonville offices.

Ferry comes to Duos with extensive private sector leadership experience in the energy and defense contracting industry as well as 26 years of active duty service in the United States Army. Prior to joining Duos, he was the Chief Executive Officer for APR Energy, a global fast-track power company, where he had P&L responsibility for $325 million in annual revenue and oversaw roughly 800 employees and 17 globally dispersed power plants.

Earlier in his career, he held the role of General Manager for ARMA Global Corporation, a wholly owned subsidiary of General Dynamics, a defense contracting company that delivers Information Technology (IT) engineering, services, and logistics solutions. During his time at ARMA, the company grew from $20 million in annual revenue to $200 million and from 80 employees to approximately 1,000, leading to its eventual transaction with General Dynamics. Prior to that, Ferry served as Director, Business Development and Operations at Lockheed-Martin, an aerospace and defense contractor.

During his nearly three decades served in the U.S. Army, Ferry spent time in the Infantry, Ranger, and Special Operations Units as an Enlisted Man, Non-Commissioned Officer (NCO) and Officer. Ferry commanded at every level from Rifle Squad to Battalion and was selected to command an Infantry Brigade prior to requesting retirement.

Ferry was selected by a special committee formed by the Board of Directors after an extensive, nationwide review process involving several candidates.

“On behalf of our entire organization, I would like to formally welcome Chuck as our new CEO,” said Ken Ehrman, Director and Chairman of the Nominating & Governance Committee. “Between his years in the mission-critical environments of active duty military service and his proven track record in the corporate world over the past decade-plus timeframe, Chuck has shown himself to be a proven operator and a results-driven executive. Over the next few months, Chuck and the board will be working together to identify and execute a long-term strategy aimed at positioning Duos effectively for profitable growth and expansion in the years ahead.”

Ferry added:” I am excited to join the Duos team and want to thank Gianni as well as the rest of our Board for their confidence in appointing me. In my previous military and civilian leadership roles, I have been exposed to and delivered many cutting-edge technologies, and I believe the solutions Duos offers are world-class. I’m looking forward to working with the very talented Duos workforce to help our customers make their businesses safer and more efficient as we take our Company into its next chapter of growth.”

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, through its wholly owned subsidiary, Duos Technologies, Inc., provides advanced intelligent security and analytical technology solutions with a strong portfolio of intellectual property. The Company’s core competencies include intelligent technologies that combine machine learning, artificial intelligence and advanced video analytics that are delivered through its proprietary integrated enterprise command and control centraco® platform. The Company provides its broad range of technology solutions with an emphasis on mission critical security, inspection and operations within the rail transportation, retail, petrochemical, government, and banking sectors. Duos Technologies also offers professional and consulting services for large data centers. For more information, visit www.duostech.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Duos Technologies Group, Inc.’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Duos’ Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Duos’ filings with the SEC.

Contacts:
Corporate Tracie Hutchins Duos Technology Group, Inc. 904-652-1601 tlh@duostech.com Investor Relations Matt Glover or Tom Colton Gateway Investor Relations 949-574-3860 DUOT@gatewayir.com